FORM 5
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

___ Form 3 Holdings Reported

___ Form 4 Transactions Reported

1.   Name and Address of Reporting Person

        Larry W. Trapp
        3415 W. Pershing Avenue
        Phoenix, AZ 85029

2.   Issuer Name and Ticker or Trading Symbol

         Energy Producers, Inc. (EGPI)

3.   IRS or Social Security Number of Reporting Person (Voluntary)

         ###-##-####

4.   Statement for Month/Year

         January, 2002

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer (Check all applicable)

        X     Director                               X    10% Owner
     -------                                     --------

              Officer (give title below)         _____    Other (specify below)
     -------

Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


Title of Security      Transaction   Transaction   Securities Acquired (A) or Disposed    Amount of         Ownership     Nature of
                       Date          Code           of (D)                                Securities        Form:         Indirect
                       (Month/Day                                                         Beneficially      Direct (d)    Beneficial
                       /Year)                                                             Owned at End      or Indirect   Ownership
                                                                                          of Issuer's       (I)
                                                                                          Fiscal Year
                                                   Amount        (A) or (D)   Price
Common Stock                                                                              1,526,700         D



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

Title of    Conver     Transact  Transa  Number of     Date, Exercisable  Title and Amount  Price of  Number      Owners    Nature
Derivative  sion or    ion Date  ction   Derivative    Excersiable        of Underlying     Derivati  of          hip of    of
Security    Exercise   (Month/   Code    Securities    and Expiration     Securities        ve        Derivative  Derivati  Indirect
            Price      Day/Year)         Acquired (A)  Date                                 Security  Security    ve        Benefici
            of                           or Disposed                                                              Security  al
            Derivative                   of (D)                                                                   Direct    Owners
            Security                                                                                              (D) or    hip
                                                                                                                  Indirect
                                                                                                                  (I)
                                         (A)     (D)   Date     Expir-    Title    Amount
                                                       Exerc    ation              or
                                                       isable   Date               Number
                                                                                   of
                                                                                   Shares
Options                                  A             11/29/00 11/29/07  Common   600,000  .95       600,000      D          N/A


Explanation of Responses:


                                  /s/ Larry W. Trapp                     1/04/02
                                  ------------------                     -------
                                **Signature of Reporting Person             Date